Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 17, 2012 with respect to the consolidated balance sheets of NorthStar Healthcare Income Trust, Inc. (formerly known as NorthStar Senior Care Trust, Inc.) and its subsidiary as of December 31, 2011 and 2010 contained in Amendment No. 5 to the Registration Statement and Preliminary Prospectus (File No. 333-170802).  We consent to the use of the aforementioned report in this Registration Statement and Preliminary Prospectus on Form S-11 and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

May 25, 2012